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Mark P. Hershhorn
President and Chief Executive Officer
Direct Dial: 215/772-5016
Fax:         215/772-5013

                                                       July 17, 1995

David J. Carman
Quantum International, Ltd.
Manor House - 21 Soho Square
London W1V 5FD, England

         Re:   Letter Agreement

Dear David:

         National Media Corporation (the "Company") and David Carman (the "Executive") are parties to an Employment Agreement dated June 1, 1993, as amended (the "Employment Agreement"), and a Side Letter Agreement dated as of June 1, 1993 (the "June 1993 Side Letter Agreement"). The Company and the Executive, intending to be legally bound hereby, wish to terminate the June 1993 Side Letter Agreement and replace it in its entirety by this new letter agreement.

         1. Termination of June 1993 Side Letter Agreement. The June 1993 Side Letter Agreement is hereby deemed terminated and of no further force or effect.

         2.  Rent in the United Kingdom.

             (a) Generally. During the Term of the Employment Agreement, so long as the Executive shall continue to rent his principal residence in the London, England metropolitan area, the Company shall pay the monthly rental on such principal residence.

             (b) Change of Control. Upon a Change of Control (as that term is defined in the Employment Agreement), so long as the Executive shall continue to rent his principal residence in the London, England metropolitan area, the Company shall pay the monthly rental on such principal residence for the balance of the Term of the Employment Agreement.

         3. Adjustments to Salary. Effective June 1, 1995, the base salary of the Executive under the Employment Agreement shall be adjusted from $140,000 to $190,000. Also effective June 1, 1995, the base salary of the Executive under the separate Employment Agreement between the Executive and Quantum International Limited dated as of June 1, 1993, as amended, shall be adjusted from $210,000 to $180,000 (notwithstanding anything to the contrary contained in such employment agreement or in any other document or agreement to which the Executive and/or the Company or any of its subsidiaries is a signatory, including, without limitation, the letter of Mark P. Hershhorn to the Executive dated July 7, 1995).


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         4. Pension. The Company shall fund on the Executive's behalf a personal pension plan with Clerical Medical International (or such other fund as the Executive may hereafter nominate). The Company shall make a contribution to such plan each month during the term equalling 25.32% of the Executive's Base Salary under the Employment Agreement for each such month.

         5. Effective Date. Except as specifically provided in paragraph 3 hereof (with respect to the adjustments to the Executive's salary), this Side Letter Agreement shall be deemed effective as of October 1, 1994 and shall be retroactive to that date.

         Your signature in the space provided below will indicate your agreement to the terms of this letter agreement.


                                   Sincerely,

                                   /s/ Mark P. Hershhorn
                                   -------------------------------------
                                   Mark P. Hershhorn
                                   for NATIONAL MEDIA CORPORATION

MPH:maf

ACCEPTED AND AGREED:

/s/ David J. Carman
----------------------------
David J. Carman